Exhibit 10.34
THE PNC FINANCIAL SERVICES GROUP, INC.
2026 Omnibus Equity Incentive Plan
1.DEFINITIONS.
As used in this Plan and/or an Agreement, the following terms shall have the meanings set forth below.
1.1“10% Shareholder” means an employee or officer of PNC who, as of the date on which an Incentive Stock Option is granted to such employee or officer, owns more than 10% of the total combined voting power of all classes of Common Stock then issued by the Corporation or any of its Subsidiaries.
1.2“Agreement” means a written agreement between the Corporation and the Grantee, including all amendments thereto, evidencing a grant of an Award under the Plan and setting forth the terms and conditions of an Award.
1.3“Approval Date” means March 5, 2026, the date this Plan was approved by the Board.
1.4“Award” means an Option, Share Award, Restricted Share, Share Unit, Share Appreciation Right, Restricted Share Unit, Performance Award, Other Share-Based Award or Cash-Denominated Award.
1.5“Base Price” means the grant price of a Share Appreciation Right as determined by the Committee on or before the Grant Date, which price shall not be less than the Fair Market Value of a Share on the Grant Date.
1.6“Board” means the Board of Directors of the Corporation.
1.7“Cash-Denominated Award” means an Award denominated in cash rather than in Shares, pursuant to Article 12, regardless of whether such Award is to be settled in cash or Shares.
1.8“Cause” means (a) in respect of a Grantee that is, as of the Grant Date, party to an employment, consulting, change in control, severance or similar agreement, including the Agreement, between such Grantee and PNC that defines "cause" (or such similar term), "cause" (or such similar term) as defined in such agreement, or (b) in respect of a Grantee that, as of the Grant Date, is not party to an employment, consulting, change in control, severance or similar written agreement between such Grantee and PNC (or where there is such an agreement but it does not define "cause" or such similar term), Cause means, as determined in good faith by the CHRO (or, if Grantee is an “officer” of the Corporation, as defined in Section 16 of the Exchange Act, the Board or the Board’s Human Resources Committee):
(i)the willful and continued failure of Grantee to substantially perform Grantee’s duties with PNC (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Grantee by PNC that specifically identifies the manner in which it is believed that Grantee has not substantially performed Grantee’s duties;
(ii)a material breach by Grantee of (a) any code of conduct of PNC or any code of conduct of a Subsidiary that is applicable to Grantee or (b) other written policy of PNC or other written policy of a Subsidiary that is applicable to Grantee, in either case as required by law or established to maintain compliance with applicable law;
(iii)any act of fraud, misappropriation, material dishonesty, or embezzlement by Grantee against PNC or any of its Subsidiaries or any client or customer of PNC or any of its Subsidiaries;
(iv)any conviction (including a plea of guilty or of nolo contendere) of Grantee for, or entry by Grantee into a pre-trial disposition with respect to, the commission of a felony; or
(v)entry of any order against Grantee, by any governmental body having regulatory authority with respect to the business of PNC or any of its Subsidiaries, that relates to or arises out of Grantee’s employment or other service relationship with PNC.
Furthermore, a Grantee shall be considered to have terminated for Cause if the Grantee terminates for any reason and the CHRO or such other applicable party with authority later determines that such termination or resignation occurred under circumstances where Cause existed.
1.9“CEO” means the chief executive officer of the Corporation.
1.10“Chair” means the chairperson of the Board’s Human Resources Committee (or any successor position).
1.11“Change of Control” means:
(i)Any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then-outstanding shares of Common Stock (the “Outstanding PNC Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding PNC Voting Securities”). The following acquisitions will not constitute a Change of Control for purposes of this definition: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation (an “Affiliated Company”), (4) any acquisition pursuant to an Excluded Combination (as defined below) or (5) an acquisition of beneficial ownership representing between 30% and 50%, inclusive, of the Outstanding PNC Voting Securities or Outstanding PNC Common Stock if the Incumbent Board (as defined below) as of immediately prior to any such acquisition approves such acquisition either prior to or immediately after its occurrence;
(ii)Individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied). For purposes of this definition, any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the shareholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”). A transaction otherwise meeting the definition of Business Combination will not be treated as a Change of Control if following completion of the transaction all or substantially all of the beneficial owners of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of Common Stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding PNC Common Stock and the Outstanding PNC Voting Securities, as the case may be (such a Business Combination, an “Excluded Combination”); or
(iv)Consummation of a complete liquidation or dissolution of the Corporation.
The Committee may determine, as it deems appropriate, to modify the definition of Change of Control in an Agreement for a particular Award. The Committee may modify the definition of Change of Control for a particular Award as the Committee deems appropriate to comply with Section 409A. Notwithstanding the foregoing, if an Award constitutes deferred compensation subject to Section 409A and the Award provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in clauses (i)–(iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Corporation under Section 409A.
1.12“CHRO” means the chief human resources officer of the Corporation or, such similar role, including the head of human resources, talent or personnel of the Corporation.
1.13“Clawback Policy” means any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the date of grant of an Award.
1.14“Committee” means (i) in the case of Employee Awards, the Board’s Human Resources Committee, any successor committee, or such other committee or designee appointed by the Board or the Human Resources Committee to manage Employee Awards generally or specific individual or groups of Employee Awards, and (ii) in the case of Awards made to Directors, the Board’s Nominating and Governance Committee or any successor committee, unless otherwise determined by the Board. Except where the context otherwise requires, references in the Plan to the “Committee” also shall be deemed to refer to the Chair and to any delegate of the Committee while acting within the scope of such delegation.
1.15“Common Stock” means the common stock, par value $5.00 per share, of the Corporation.
1.16“Corporation” means The PNC Financial Services Group, Inc., or any successor corporation.

1.17“Director” means any member of the Board who is not also an employee of PNC.
1.18“Disabled” or “Disability” means, except as otherwise defined in an Agreement, a medically determinable physical condition of such severity and probable prolonged duration as to entitle a Participant to receive disability payments under a long-term disability income plan maintained by the Corporation or Subsidiary with respect to that Participant, or in the case where there is no applicable plan, “disability” as defined in Section 22(e)(3) of the Internal Revenue Code (or any successor Section). Notwithstanding the foregoing, if an Award constitutes deferred compensation subject to Section 409A and the Award provides for payment upon a Disability, then, for purposes of such payment provisions, no Disability shall be deemed to have occurred upon an event described above unless the event would also constitute a disability under Section 409A. The definition of Disability contained in this Plan shall have no impact or effect on any determination regarding disability made under any other employee benefit plan of the Corporation or a Subsidiary.
1.19“Dividend Equivalent” means a right granted to an Eligible Person to receive the equivalent value (in cash or Shares) of dividends paid on Common Stock.
1.20“Effective Date” means the date this Plan is approved by the Corporation’s shareholders following the Approval Date.
1.21“Eligible Person” means an employee or officer of PNC, a Director, or a consultant, independent contractor or other service provider providing services to PNC, selected by the Committee as eligible to receive an Award under the Plan.
1.22“Employee Awards” means Awards made to Eligible Persons other than Directors.
1.23“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.24“Fair Market Value” means, as of any given date, (i) the reported closing price on the New York Stock Exchange (or such successor reporting system as the Corporation may select) for a share of Common Stock on such date, or, if no Common Stock trades have been reported on such exchange for that day, such closing price on the immediately preceding day for which there were reported trades or, if the Committee has so acted, (ii) fair market value as determined using such other reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or the Nasdaq National Market, provided that such method is consistently applied. When determining Fair Market Value for an Award under the Plan held by a Grantee, the Fair Market Value shall be rounded to the nearest cent (provided that such rounding is in compliance with the fair market value pricing rules set forth in Section 409A). Notwithstanding the foregoing, in the case of a broker-assisted exercise of an Option, the Fair Market Value shall be the actual sale price of the Shares issued upon exercise of the Option, as described under Section 3.11(iv).
1.25“GAAP” or “U.S. generally accepted accounting principles” means accounting principles generally accepted in the United States of America.
1.26“Grant Date” means the date on which such Award is approved by the Board or the Committee, or such later date specified by the Board or the Committee in authorizing the Award.

1.27“Grantee” means a person who was an Eligible Person at the time of grant and has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.
1.28“Incentive Stock Option” means a right to purchase Shares from the Corporation granted pursuant to Article 6 and that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code.
1.29“Individual Limit” means the annual per individual limits relating to Awards, as set forth in Section 5.2.
1.30“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
1.31“Non-Exempt Employees” means employees whose minimum wages and maximum hours are subject to the requirements imposed under sections 206 and 207 of the Fair Labor Standards Act of 1938, as amended (“FLSA”), and who are not exempted from such requirements under section 213 of the FLSA.
1.32“Nonstatutory Stock Option” means a right to purchase Shares from the Corporation that is granted pursuant to Article 6 and that is not an Incentive Stock Option.
1.33“Option” means an Incentive Stock Option or Nonstatutory Stock Option granted pursuant to Article 6.
1.34“Option Period” means the period during which an Option may be exercised.
1.35“Option Price” means the price per share of Common Stock at which an Option may be exercised.
1.36“Other Share-Based Award” means an Award granted pursuant to Article 11.
1.37“Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 10.
1.38“Performance Criteria” means the business or financial performance metrics selected by the Committee to measure the level of performance of PNC during a performance period, which may include, but are not limited to, one or more of the following criteria: (a) earnings measures (including earnings per share, net income, net interest income, non-interest income) or earnings growth measures; (b) revenue; (c) cash flow; (d) market or market-related measures (including stock price, dividends or dividend yield, total shareholder return, market to book value, price / earnings ratio); (e) improvement or maintenance of financial or credit ratings; (f) return or use of capital measures (including return on assets, equity or investment); (g) other capital or liquidity measures or objectives (including measures or objectives related to economic capital, cost of capital); (h) other measures of operating or profitability margin or performance (including net interest margin, operating or profit margin, productivity ratios); (i) risk adjusted profitability measures; (j) regulatory compliance (including Tier 1 capital ratios or Basel III objectives); (k) internal or external regulatory capital, liquidity, risk or other regulatory-related requirements, expectations, goals or objectives; (1) satisfactory internal or external audits; (m) achievement of balance sheet, income statement, or other financial objectives (including objectives related to capital management, assets, loans, charge-offs, allowance for loan and lease losses, other reserves, reduction of nonperforming assets, asset quality levels, investments, deposits, deposit mix, interest sensitivity gap levels); (n) expense measures (including objectives related to expense management, operating efficiencies, efficiency ratios, non-interest expense);

(o) on or off-balance sheet portfolio objectives (including those related to servicing portfolios, securitizations, assets under administration or management, loan originations or sales); (p) achievement of asset quality objectives; (q) achievement of credit quality objectives; (r) achievement of risk management objectives; (s) achievement of strategic objectives or goals (including workforce objectives or goals); (t) technology or innovation goals or objectives; (u) consummation of acquisitions, dispositions, projects or other specific events or transactions; (v) acquisition integration or disposition management goals or objectives; (w) product, customer or market-related objectives (including sales, product revenues, revenue mix, product growth, customer growth, number or type of customer relationships, customer satisfaction, cross-selling goals, associate satisfaction, market share, branding); (x) and any other objective goals established by the Committee. Where more specific metrics are listed within categories herein, they are intended to be illustrative and are not to be construed as limitations on the more general metrics. Performance Criteria applicable to an Award shall be determined by the Committee, and may be established on an absolute or relative basis and may be established on a corporatewide basis or with respect to one or more business units, divisions, subsidiaries, or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.
1.39“Performance Period” means the period or periods, which may be of overlapping durations, during which each Performance Criteria of a Performance Award shall be measured, as specified in the Agreement relating thereto.
1.40“Performance Share” means any grant pursuant to Article 10 of a unit valued by reference to a designated number of Shares, which value may be paid to the Grantee by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
1.41“Performance Unit” means any grant pursuant to Article 10 of a unit valued by reference to a designated amount of cash or other property (other than Shares), which value may be paid to the Grantee by delivery of such property as the Committee shall determine, including cash, Shares or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
1.42“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.
1.43“Plan” means The PNC Financial Services Group, Inc. 2026 Omnibus Equity Incentive Plan, which is the Plan set forth in this document, as amended from time to time.
1.44“PNC” means the Corporation and its Subsidiaries.
1.45“Prior Plan” means The PNC Financial Services Group, Inc. 2016 Omnibus Equity Incentive Plan, as amended from time to time.
1.46“Prior Plan Award” means an award granted pursuant to the Prior Plan.
1.47“Related Award” means an Award with which an Option, Share Unit or other Right is granted.
1.48“Related Option” means an Option granted in connection with a specified Award.

1.49“Related Share Unit” means a Share Unit granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option or Restricted Share granted under the Plan or the Prior Plan.
1.50“Related Right” means a Share Appreciation Right granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option granted under the Plan.
1.51“Restricted Share” means a Share awarded pursuant to Article 7.
1.52“Restricted Share Unit” means a Share Unit awarded pursuant to Article 9.
1.53“Right Period” means the period during which a Share Appreciation Right may be exercised.
1.54“SEC” means the United States Securities and Exchange Commission, or any successor agency thereto, and shall include the staff of such commission.
1.55“Section 409A” means Section 409A of the Internal Revenue Code.
1.56“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.57“Separation from Service” and “Separate from Service” mean the Grantee’s death, retirement or other termination of employment or service with PNC that constitutes a “separation from service” within the meaning of Section 409A. A Grantee shall be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.
1.58“Service Relationship” means engagement of a Grantee by PNC in any capacity for which the Grantee receives compensation from PNC, including the receipt of compensation as an employee, consultant, independent contractor, officer, director, or advisory director.
1.59“Share” means a share of authorized but unissued Common Stock or a reacquired share of Common Stock, including shares purchased by the Corporation on the open market for purposes of the Plan or otherwise.
1.60“Share Appreciation Right” means a right to receive a payment based upon the appreciation in value of a Share and that is granted pursuant to Article 8.
1.61“Share Award” means an award of Common Stock pursuant to Article 7.
1.62“Share Unit” means right to receive a Share, or an amount based on the value of a Share, pursuant to Article 9.
1.63“Specified Employee” means a key employee (as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph (5) thereof) of PNC as determined in accordance with Section 409A and the procedures established by the Corporation.
1.64“Subsidiary” means an entity which is a member of a “controlled group” or under “common control” with the Corporation as determined under Section 414(b) or (c) of the Internal Revenue Code. Notwithstanding the foregoing, except as otherwise determined by the

Committee, an entity shall be deemed to be in a controlled group or under common control with the Corporation for this purpose if the Corporation either directly or indirectly owns at least 50% (or 20% with legitimate business criteria) of the total combined voting power of all classes of stock (or similar interests) of such entity or would otherwise satisfy the definition of service recipient under Section 409A.
1.65“Substitute Awards” means shares issued or transferred under Awards made pursuant to an assumption, substitution, or exchange for previously granted awards of a company acquired by the Corporation in a transaction.
2.PURPOSE.
The purpose of this Plan is to promote the success and enhance the value of the Corporation by linking the personal interests of Eligible Persons to those of the Corporation’s shareholders and by providing flexibility to PNC in its ability to motivate, attract and retain the services of Directors, officers, employees, consultants, independent contractors and other service providers to PNC upon whose judgment, interest and/or special effort are necessary to promote PNC’s long-term growth and financial success.
3.PLAN ADMINISTRATION.
The Plan shall be administered by the Committee. In this regard, in addition to any other powers granted to the Committee, the Committee shall have the following powers, subject to the express provisions of the Plan:
3.1to determine in its discretion the Eligible Persons or group of Eligible Persons to whom Awards shall be granted;
3.2to determine the types of Awards to be granted;
3.3to determine the number of Awards to be granted to an Eligible Person or to a group of Eligible Persons and the number of Shares (or in the case of Cash-Denominated Awards, the dollar amount) to be subject to each Award or pool of Awards;
3.4to determine the terms and conditions of any Award, including, but not limited to, the Option Price, grant price, purchase price, Base Price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on considerations as the Committee in its sole discretion determines;
3.5to determine all other terms and provisions of each Agreement, which need not be uniform as among Awards or Grantees;
3.6to construe and interpret the Agreements and the Plan;
3.7to require, whether or not provided for in the pertinent Agreement, of any Grantee, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with, or qualify for advantageous treatment under, applicable securities, tax, or other laws;

3.8to provide for satisfaction of statutory withholding and a Grantee’s tax and other withholding liabilities and any amounts required to be accounted for to any tax authority arising in connection with the Plan through, without limitation, retention by the Corporation of shares of Common Stock otherwise issuable on the exercise of, or pursuant to, an Award (provided that the share amount retained shall not exceed the minimum applicable required withholding rate for federal (including FICA), state, local or non-United States tax or other liability, except as otherwise determined by the Committee as permitted under applicable law and accounting standards), or through delivery of Common Stock to the Corporation by the Grantee under such terms and conditions as the Committee deems appropriate, including but not limited to a share attestation procedure, or by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the tax and other liabilities;
3.9to make all other determinations and take all other actions necessary or advisable for the management and administration of the Plan, including but not limited to establishing, adopting, or revising any rules and regulations as it may deem necessary;
3.10to delegate to officers or managers of PNC, or other members of the Board, the authority to make Awards to Eligible Persons, to select such Eligible Persons, and to determine such terms and conditions thereof as may be specified in such delegation, from a pool of Awards authorized by the Committee; and
3.11without limiting the generality of the foregoing, to provide in its discretion in an Agreement:
(i)for an agreement by the Grantee to render services to PNC upon such terms and conditions as may be specified in the Agreement, provided that the Committee shall not have the power under the Plan to commit PNC to employ or otherwise retain any Grantee;
(ii)for restrictions on the transfer, sale or other disposition of Shares issued to the Grantee;
(iii)for an agreement by the Grantee to resell to the Corporation, under specified conditions, Shares issued in connection with an Award;
(iv)for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including, without limitation, by delivery under such terms and conditions as the Committee deems appropriate, including but not limited to a share attestation procedure, of Common Stock valued at Fair Market Value on the exercise date of the Option, or a combination of cash and Common Stock; or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Option Price, or to provide for automatic exercise of an Option with an Option Price less than the Fair Market Value per share of Common Stock as of the last business day of the applicable term of such Option;
(v)for the deferral of receipt of amounts that otherwise would be distributed upon exercise or payment of an Award, the terms and conditions of any such deferral and any interest or Dividend Equivalent or other payment that shall accrue with respect to deferred distributions, subject to the provisions of Article 14;
(vi)for the effect of a Change of Control on the rights of a Grantee with respect to any Award in accordance with Article 16 below; and

(vii)for Dividend Equivalents as, or in connection with, an Award, under such terms and conditions as the Committee deems appropriate, including whether (a) such Dividend Equivalents shall be paid currently or shall be deferred; (b) deferred Dividend Equivalents shall accrue interest; (c) payout of Dividend Equivalents shall be subject to service and/or performance conditions; and (d) Dividend Equivalents shall be accrued as a cash obligation or converted to Share Units. In no event shall Dividend Equivalents be granted with respect to Options or Share Appreciation Rights. In addition, dividends and Dividend Equivalents granted with respect to an Award under the Plan shall vest and be distributed only to the extent any such underlying Award vests or is paid. Notwithstanding the foregoing, any deferral of the payment of a Dividend Equivalent shall comply with Section 409A.
Notwithstanding the foregoing, certain operational functions under the Plan shall be performed by the CEO or CHRO, or any of their respective designees; such functions may include, without limitation, documenting and communicating Awards made hereunder, maintaining records concerning such Awards, and satisfying (or assisting Grantees in satisfying) any applicable reporting, disclosure, tax filing or withholding, or other legal requirements concerning Awards.
Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of PNC, PNC’s independent registered public accounting firm or other certified public accountants, or any executive compensation consultant or other professional retained by the Committee, the CEO or the CHRO, or any of their respective designees, to assist in the administration of the Plan.
Any determinations or actions made or taken by the Committee pursuant to this Article, the Plan and any Agreement shall be final, conclusive, and binding on the Grantee and the Grantee’s beneficiaries and any other person having or claiming an interest under an Award and/or the Plan.
4.ELIGIBILITY.
Subject to the terms of the Plan and the applicable Agreement, the Committee may grant one or more Awards to Eligible Persons; provided, however, that Incentive Stock Options may not be granted to Directors, consultants, independent contractors, or other service providers who are not employees.
5.SHARES AVAILABLE UNDER THE PLAN.
5.1Authorized Shares; Prior Plan; Prior Plan Awards.
(i)Subject to adjustment under Article 15, the maximum aggregate number of Shares available for issuance under the Plan shall be no more than the sum of (x) 28,000,000 and (y) the number of Shares that are authorized, but not issued (including such Shares subject to outstanding Awards) under the Prior Plan as of the Effective Date. The aggregate number of Shares available with respect to awards under the Plan shall be reduced by one Share for each Share to which an Award relates; provided, however, that each Share issued pursuant to an Award, other than Options or Share Appreciation Rights, shall reduce the aggregate plan limit by 2.5 Shares.

(ii)The Plan serves as the successor to the Prior Plan, and no further Prior Plan Awards shall be made after the Effective Date. However, all awards under the Prior Plan outstanding on the Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those Prior Plan Awards with respect to their acquisition of shares of Common Stock thereunder.
(iii)To the extent any Prior Plan Awards outstanding under the Prior Plan as of the Effective Date are forfeited or surrendered or expire or terminate unexercised for any reason without issuance, the number of Shares subject to those forfeited, surrendered, expired or terminated awards at the time of forfeiture, surrender, expiration or termination shall be added to the share reserve under this Plan and accordingly shall be available for issuance hereunder.
5.2Award Limitations Under the Plan.
(i)Subject to adjustment under Article 15, the aggregate number of Shares that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed the number of Shares reserved for issuance under the Plan as of the Effective Date and no shares will be available under Prior Plan.
(ii)Subject to adjustment as described below in Article 15, the maximum aggregate grant date value of Shares subject to Awards granted to any Director during any calendar year shall not exceed $750,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation.
(iii)The limitations contained in this Section 5.2 shall apply only with respect to Awards granted under this Plan, and limitations on awards granted under any other incentive plan maintained by the Corporation will be governed solely by the terms of such other plan.
(iv)Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards and (iii) Awards to Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least fifty (50 weeks after the immediately preceding year’s annual meeting); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.1 (subject to adjustment under Article 15); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change of Control, in the terms of the Award or otherwise.
5.3Shares Added Back to Reserve. If (i) an Award lapses, expires, terminates, or is cancelled without the Shares underlying the Award being issued (or any portion thereof), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares underlying the Award may not be issued on the basis that the conditions for such issuance were not or shall not be satisfied, (iii) any Award (or portion thereof) is settled for cash, (iv) Shares to be issued pursuant to an Award are forfeited, or (v) Shares are issued pursuant to an Award and the Corporation subsequently reacquires such Shares pursuant to rights reserved upon the issuance of such Shares, then, in all such cases, such Shares shall be re-credited to the Plan’s reserve (in the same amount as such Shares depleted the reserve); provided, however, that Shares re-credited to the Plan pursuant to clause (v) may not increase the number of Shares which may be issued pursuant to Incentive Stock Options.
5.4Shares Not Added Back to Reserve. Notwithstanding the foregoing, in no event shall the following Shares be re-credited to the Plan’s reserve: Shares (i) delivered in payment of the Option Price, Base Price or other exercise price of an Award; (ii) delivered to or withheld by the Corporation to satisfy Federal, state, local or non-United States tax or other withholding obligations; (iii) purchased by the Corporation using proceeds from Option exercises; and (iv) not issued or delivered as a result of a net settlement of an outstanding Option or Share Appreciation Right.
5.5Cash-Only Awards. Awards that only entitle the Grantee to receive cash and do not entitle the Grantee to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.
5.6Substitute Awards Relating to Acquired Entities. Substitute Awards shall not reduce the number of Shares reserved under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Internal Revenue Code requirements). Additionally, in the event that a company acquired by the Corporation with which PNC, on a combined basis, has shares available under a preexisting plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Shares reserved for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in this Section 5; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the preexisting plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of PNC prior to such acquisition or combination. Notwithstanding the foregoing, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code shall be counted against the aggregate number of Shares reserved for the grant of Incentive Stock Options under the Plan.
6.OPTIONS.
6.1Subject to the provisions of the Plan, the Committee is authorized to grant Incentive Stock Options and/or Nonstatutory Stock Options to any employee of PNC (or a parent or subsidiary of PNC within the meaning of Section 424(e) and (f) of the Internal Revenue Code) who is an Eligible Person, and to grant Nonstatutory Stock Options to any Director, consultants, independent contractors or other service providers who are not employees.
6.2All Options shall be evidenced by an Agreement. All Agreements granting Incentive Stock Options shall contain a statement that the Option is intended to be an Incentive Stock Option; if no such statement is included in the Agreement, or if the Agreement affirmatively states that the Option is intended to be a Nonstatutory Stock Option, the Option shall be a Nonstatutory Stock Option.

6.3The Option Period shall be determined by the Committee and specifically set forth in the Agreement, provided that an Option shall not be exercisable after ten years from the Grant Date (or five years from the Grant Date in the case of Incentive Stock Options granted to 10% Shareholders) and shall not be exercisable until the expiration of at least 12 months from the Grant Date, except that this limitation need not apply in the event of the death or Disability of the Grantee or (other than with respect to Grantees who are Non-Exempt Employees) as otherwise permitted by the Agreement.
6.4All Incentive Stock Options granted under the Plan should comply with the provisions of Section 422 of the Internal Revenue Code and with all other applicable rules and regulations, except to the extent the Committee determines otherwise. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a Nonstatutory Stock Option to the extent of such failure. If the aggregate Fair Market Value of the Shares subject to all Incentive Stock Options granted to a Grantee (as determined on the date of grant of each such Option) that become exercisable during a calendar year exceeds the dollar limitation set forth in Section 422(d) of the Internal Revenue Code, then such Incentive Stock Options shall be treated as Nonstatutory Stock Options to the extent such limitation is exceeded.
6.5The Option Price for any Option shall not be less than the Fair Market Value of a Share on the Grant Date (or 110% of the Fair Market Value in the case of an Incentive Stock Option granted to a 10% Shareholder).
6.6The Committee shall determine the methods by which the Option Price of an Option may be paid and the form or forms of payment that may be permitted.
6.7All other terms of Options granted under the Plan shall be determined by the Committee in its sole discretion.
6.8The Committee may provide in the Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that the substituted Share Appreciation Right shall be exercisable with respect to the same number of Shares for which the Option being replaced would have been exercisable, the Base Price for the substituted Share Appreciation Right shall be the same as the Option Price for the Option being replaced, and the Right Period shall be the same term as the Option Period for the Option being replaced.
6.9Notwithstanding anything in this Plan to the contrary, other than in connection with adjustments as described in Article 15 or in connection with a Change of Control as described in Article 16, neither the Committee nor any other person may, without obtaining shareholder approval, (i) amend the terms of outstanding Options to reduce the Option Price of such outstanding Options; (ii) cancel outstanding Options in exchange for Options with an Option Price that is less than the Option Price of the original Options; (iii) cancel outstanding Options with an Option Price above the current Share price in exchange for cash or other securities; or (iv) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded. In addition, the Committee may not make a grant of an Option with a grant date that is effective prior to the date the Committee takes action to approve such Award.
7.SHARE AWARDS AND RESTRICTED SHARES.

7.1Subject to the provisions of the Plan, the Committee is authorized to grant Share Awards to any Eligible Person in such amounts and subject to such terms and conditions as determined by the Committee. All Share Awards shall be evidenced by an Agreement.
7.2Shares issued pursuant to a Share Award may be issued for consideration or no consideration (except as required by applicable law), and may be subject to restrictions or no restrictions, as determined by the Committee. A Share Award that is issued subject to restrictions is referred to in this Plan as a Restricted Share. The Committee may establish conditions under which restrictions on Restricted Shares shall lapse over time or according to such other criteria as the Committee deems appropriate.
7.3Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote Restricted Shares or the right to receive dividends on Restricted Shares), subject to applicable law. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of an Award or thereafter, provided that no restrictions shall lapse prior to the expiration of 12 months from the Grant Date, except that this limitation need not apply in the event of the death or Disability of the Grantee or (other than with respect to Grantees who are Non-Exempt Employees) as otherwise permitted by the Agreement.
7.4Except as otherwise determined by the Committee at the time of the grant of an Award or thereafter, upon termination of employment or service with PNC during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited.
7.5Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee determines. If certificates representing Restricted Shares are registered in the name of the Grantee, those certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Corporation may, at its discretion, retain physical possession of certificates until such time as all applicable restrictions lapse.
7.6If a Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to a Share Award or Restricted Shares, the Grantee shall file, within 30 days following the date of grant, a copy of such election with PNC and with the Internal Revenue Service in accordance with the regulations under Section 83(b) of the Internal Revenue Code.
8.SHARE APPRECIATION RIGHTS.
8.1Subject to the provisions of the Plan, the Committee may grant Share Appreciation Rights to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 8.
8.2A Share Appreciation Right may be granted under the Plan:
(i)in connection with, and at the same time as, the grant of another Award to an Eligible Person;
(ii)by amendment of an outstanding Nonstatutory Stock Option granted under the Plan to an Eligible Person; or
(iii)independently of any Award granted under the Plan.

A Share Appreciation Right granted under clause (i) or (ii) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Award.
8.3A Share Appreciation Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Grantee to receive, without any payment to the Corporation (other than required tax or other withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the date such Award is exercised not to exceed the number of Shares subject to the portion of the Share Appreciation Right exercised multiplied by an amount equal to the excess of the Fair Market Value on the exercise date of the Share Appreciation Right over the Base Price. The Base Price shall not be less than the Fair Market Value as of the Grant Date.
8.4The Right Period shall be determined by the Committee and specifically set forth in the Agreement, provided, however:
(i)a Share Appreciation Right may not be exercised until the expiration of at least 12 months from the Grant Date, except that this limitation need not apply in the event of the death or Disability of the Grantee or (other than with respect to Grantees who are Non-Exempt Employees) as otherwise permitted by the Agreement;
(ii)a Share Appreciation Right shall expire no later than the earlier of (A) ten years from the Grant Date, or (B) in the case of a Related Right, the expiration of the Related Award; and
(iii)a Share Appreciation Right that is a Related Right may be exercised only when and to the extent the Related Award is exercisable.
8.5Notwithstanding anything in this Plan to the contrary, other than in connection with capital adjustments as described in Article 15 or in connection with a Change of Control as described in Article 16, neither the Committee nor any other person may, without obtaining shareholder approval, (i) amend the terms of outstanding Share Appreciation Rights to reduce the Base Price of such outstanding Share Appreciation Rights; (ii) cancel outstanding Share Appreciation Rights in exchange for Share Appreciation Rights with an Base Price that is less than the Base Price of the original Share Appreciation Rights; (iii) cancel outstanding Share Appreciation Rights with an Base Price above the current Share price in exchange for cash or other securities; or (iv) take any other action with respect to a Share Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded. In addition, the Committee may not make a grant of a Share Appreciation Right with a grant date that is effective prior to the date the Committee takes action to approve such Award.
9.SHARE UNITS AND RESTRICTED SHARE UNITS.
9.1Subject to the provisions of the Plan, the Committee may grant Share Units to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 9. Each Share Unit shall represent the right of the Grantee to receive a Share or an amount in cash based on the value of a Share upon such terms and conditions as the Committee deems appropriate.
9.2Share Units may be issued for consideration or no consideration (except as required by applicable law) and may be subject to restrictions or no restrictions, as determined by the Committee. A Share Unit that is issued subject to restrictions is referred to as a Restricted Share Unit. The Committee may establish conditions under which restrictions on Restricted Share Units shall lapse over time or according to such other criteria as the Committee deems appropriate.
9.3Share Units may be granted under the Plan:
(i)in connection with, and at the same time as, the grant of another Award to an Eligible Person;
(ii)by amendment of an outstanding Nonstatutory Stock Option or Restricted Share granted under the Plan or the Prior Plan to an Eligible Person; or
(iii)independently of any Award granted under the Plan.
A Share Unit granted under subparagraph (i) or (ii) of the preceding sentence is a Related Share Unit. A Related Share Unit may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Award. A Share Unit may not be granted in connection with, or by amendment to, an Incentive Stock Option.
9.4Share Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee in accordance with the deferral requirements set forth in Section 409A, to the extent applicable, provided that no restrictions shall lapse on Restricted Share Units prior to the expiration of at least 12 months from the Grant Date (except that this limitation need not apply in the event of the death or Disability of the Grantee or as otherwise permitted by the Agreement).
9.5Payment with respect to Share Units shall be made in cash, in Shares, or in a combination of the two, as determined by the Committee and set forth in the Agreement. The Agreement shall specify the maximum number of Shares (which may be determined by a formula) that shall be paid under the Share Units.
9.6The Committee shall determine in the Agreement under what circumstances a Grantee may retain Restricted Share Units after termination of the Grantee’s employment or service with PNC, and the circumstances under which Restricted Share Units may be forfeited.
10.PERFORMANCE AWARDS.
10.1The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or a combination thereof, on terms and conditions established by the Committee. The amount, terms and conditions of any Performance Award granted under the Plan shall be set forth in an Agreement which shall contain provisions determined by the Committee. The Committee may provide in the Agreement that Awards shall be payable, in whole or in part, in the event of the Grantee’s death or Disability, a change of control or under other circumstances consistent with the Internal Revenue Code.
10.2The performance goals to be achieved during any Performance Period shall be determined by the Committee upon the grant of each Performance Award, may be based upon Performance Criteria or any other criteria that the Committee, in its sole discretion, may determine, and may be particular to an Eligible Person or to the department, branch, Subsidiary or other unit in which the Eligible Person works, or may be based on the performance of the Corporation or of a specified portion or portions of PNC generally. The length of the Performance Period shall be determined by the Committee upon the grant of each Performance

Award and shall be at least 12 months in duration, except as otherwise specified in the Agreement.
10.3The Committee shall determine whether, and the extent to which, the applicable performance goals have been achieved or satisfied and the amount of the Performance Awards that shall be distributed based upon such determination. Except as provided in an Agreement, Performance Awards shall be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis.
11.OTHER SHARE-BASED AWARDS.
The Committee may grant Other Share-Based Awards, which are Awards other than those described in Articles 6 through 10 of the Plan, including Dividend Equivalents, to any Eligible Person on such terms and conditions as the Committee determines, provided that the number of Other Share-Based Awards granted to an Eligible Person during a calendar year shall not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Other Share-Based Awards may be awarded subject to the achievement of Performance Criteria or other conditions and may be payable in cash, Shares, or any combination of the foregoing, as the Committee determines.
12.CASH-DENOMINATED AWARDS.
The Committee is authorized to grant Cash-Denominated Awards entitling Eligible Persons to receive a specified dollar amount (which may be determined by a formula) based upon the achievement of specified Performance Criteria or other conditions, provided that the amount of any Cash-Denominated Award granted to an Eligible Person during a calendar year shall not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. The Committee shall determine the terms and conditions of such Awards, which may be payable in cash, Shares, or any combination of the foregoing, as the Committee determines.
13.EXERCISE; PAYMENT OF WITHHOLDING TAXES.
(i)Exercise of an Award. An Award that is exercisable by the Grantee may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Corporation or its designated agent of a notice of exercise in such form as the Committee or its designated agent may prescribe. The exercise, however, shall not be effective until the Corporation or its designated agent has received such notice and shall be subject to receipt by the Corporation of payment of any applicable Option Price or Base Price, if applicable, calculation by the Corporation of the applicable taxes and other amounts required to be withheld or accounted for to any tax authority, and receipt by the Corporation of payment for any such applicable taxes and amounts.
(ii)Required Withholdings. All Awards under the Plan shall be subject to applicable United States federal (including FICA), state, local and non-United States tax and other amounts required to be withheld or accounted for to any tax authority. PNC may require that the Grantee or other person receiving Awards or exercising Awards pay to PNC an amount sufficient to satisfy such tax withholding requirements with respect to such Awards, or PNC may deduct from other wages and compensation paid by PNC the amount of any withholding taxes due with respect to such Awards, or PNC may take such other action as the Committee may deem advisable to enable PNC to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.
(iii)Share Withholding. The Committee may permit or require PNC’s tax withholding obligation with respect to Awards paid in Common Stock to be satisfied by having shares withheld up to an amount that does not exceed the Grantee’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Grantees to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award.
14.DEFERRAL OF AWARDS.
If a Grantee so elects in accordance with the terms of an Agreement, the Grantee may defer any or all of an amount otherwise payable in connection with an Award in accordance with the provisions of a deferred compensation plan maintained by PNC, provided that:
(i)the Grantee makes such election by delivering to the Corporation written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A;
(ii)such election shall be irrevocable;
(iii)such deferred payment shall be made in accordance with the provisions of such deferred compensation plan; and
(iv)the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A.
15.CAPITAL ADJUSTMENTS.
If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (ii) a merger, reorganization or consolidation; (iii) a reclassification or change in par value; or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or if the value of outstanding Common Stock is substantially reduced as a result of a spinoff or the Corporation’s payment of an extraordinary dividend or distribution, the maximum number and kind of Common Stock available for issuance under the Plan, the maximum number and kind of shares that may be issued pursuant to Incentive Stock Options granted under the Plan, the maximum amount of Grants which a Director may receive in any year (subject to Section 5.2), the number and kind of shares covered by outstanding Awards, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Corporation, any Subsidiary, any affiliate or any business unit, or the financial statements of the Corporation or any Subsidiary or any affiliate, or in response to changes in applicable laws, regulations, or accounting principles. Additionally, the Committee may substitute, on an equitable basis as the Committee determines, for each share of Common Stock then subject to an Award and the shares subject to this Plan (if this Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock are or will be entitled in respect of each share pursuant to the corporate events described clauses (i) through (iv) above. In addition, in the event of a Change of Control, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with Section 409A or Section 424 of the Internal Revenue Code, to the extent applicable. Subject to Article 17, the adjustments of Awards under this Article 15 shall include adjustment of shares, Option Price, Base Price, Performance Criteria or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding, and conclusive.
16.CONSEQUENCES OF A CHANGE OF CONTROL
16.1Assumption of Outstanding Awards. Unless the Agreement provides otherwise, upon a Change of Control where the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised, vested or paid at the time of the Change of Control shall be continued, assumed by, or replaced with grants (which may be in respect to cash, securities, or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change of Control, references to the “Corporation” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law. For purposes of the foregoing, an Award under the Plan shall not be treated as continued, assumed, or replaced on comparable terms unless it is continued, assumed, or replaced with substantially equivalent terms, including, without limitation, the same vesting terms.
16.2Other Alternatives. In the event of a Change of Control, if any outstanding Awards are not continued, assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding Awards, including, without limitation, taking any of the following actions (or combination thereof) with respect to any or all outstanding Awards, without the consent of any Grantee: (i) the Committee may determine that outstanding Options and Share Appreciation Rights shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Share Awards, Restricted Shares, Share Units, Restricted Share Units, Performance Awards Other Stock-Based Awards, Cash-Denominated Awards and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Grantees shall receive a payment in settlement of outstanding Share Awards, Restricted Shares, Share Units, Restricted Share Units, Performance Awards Other Stock-Based Awards, Cash-Denominated Awards and Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Grantees surrender their outstanding Options and Share Appreciation Rights in exchange for a payment by the Corporation, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Grantee’s unexercised Options and Share Appreciation Rights exceeds the Option Price or Base Price; and (iv) after giving Grantees an opportunity to exercise all of their outstanding Options and Share Appreciation Rights, the Committee may

terminate any or all unexercised Options and Share Appreciation Rights at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Shares does not exceed the per share Option Price or Base Price, as applicable, the Corporation shall not be required to make any payment to the Grantee upon surrender of the Option or Share Appreciation Right.
16.3Contingent Amounts. The Committee shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change of Control shall apply to any cash payment made pursuant to Section 16.3 to the same extent and in the same manner as such provisions apply to a holder of Shares.
16.4Termination of Outstanding Awards. Immediately following the consummation of the Change of Control, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change of Control transaction.
17.TERMINATION OR AMENDMENT.
17.1The Board or the Committee may amend, alter or terminate this Plan in any respect, at any time; provided, however, that, after this Plan has been approved by the shareholders of the Corporation, no amendment, alteration or termination of this Plan shall be made by the Board or the Committee without approval of (i) the Corporation’s shareholders to the extent shareholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) each affected Grantee if such amendment, alteration or termination would adversely affect, in a material way, his or her rights or obligations under any grant or award made prior to the date of such amendment, alteration or termination except as otherwise permitted under Articles 14, 18 and 21.
17.2The effective date of any amendment to the Plan shall be the date specified by the Board or Committee, as applicable. Any amendments to the Plan requiring shareholder approval pursuant to Section 17.1 are subject to approval by vote of the shareholders of the Corporation within 12 months after their adoption by the Board or the Committee. Subject to that approval, any such amendments are effective as of the date on which they are adopted by the Board or the Committee. Awards may be granted or awarded prior to shareholder approval of amendments, but each Award requiring such amendments shall be subject to the approval of the amendments by the shareholders. The date on which any such Award is made prior to shareholder approval of the amendment shall be the Grant Date for all purposes of the Plan as if the Award had not been subject to approval. No Award granted subject to shareholder approval of an amendment may be exercised prior to obtaining such shareholder approval, and any dividends payable thereon are subject to forfeiture if such shareholder approval is not obtained.
18.MODIFICATION, EXTENSION AND RENEWAL OF AWARDS.
18.1Subject to the terms and conditions of Section 409A and Section 424 of the Internal Revenue Code and the Plan and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards (to the extent not theretofore exercised where applicable) granted under the Plan or under any other plan of PNC or a company or similar entity acquired by PNC, and authorize the granting of new Awards pursuant to the Plan in substitution therefor (to the extent not theretofore exercised where applicable), and the modified, extended, renewed or substituted Awards may have any provisions that are authorized by the Plan; provided, however, that unless approved by the shareholders of the Corporation, a modified, extended, renewed or substituted Option or Share

Appreciation Right Award may not specify a lower Option Price or Base Price than the Option or Share Appreciation Right that is being modified, extended, renewed or replaced. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award granted under the Plan shall (i) without the consent of the Grantee, adversely affect, in a material manner, the rights or obligations of the Grantee except as otherwise permitted under Articles 14, 18 or 21 or (ii) reduce the Option Price or Base Price of an Award where applicable.
18.2The Committee may make adjustments to the terms and conditions of, and any Performance Criteria included in, Awards in recognition of unusual or non-recurring events (including, without limitation, the events described in Article 15) affecting the Corporation or financial statements of the Corporation or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding upon Grantees, the Corporation, and all other interested persons.
19.TERM OF THE PLAN.
Unless sooner terminated by the Board or the Committee pursuant to Article 17, the Plan shall terminate on April 21, 2036, and no new Awards may be granted after the applicable termination date. The termination shall not affect the validity of any Awards outstanding on the date of termination, including any rights in accordance with the applicable Agreement to make new grants in substitution for a Restricted Share or Restricted Share Unit, or a portion thereof, that is forfeited.
20.INDEMNIFICATION OF COMMITTEE.
In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee and its delegates shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.
21.COMPLIANCE WITH SECTION 409A OF THE CODE.
21.1Notwithstanding any provision of the Plan or an Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(i)If a Grantee is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) is due as a result of the Grantee’s Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Grantee Separates from Service (or, if earlier, the death of the Grantee). Any payment that would otherwise have been due or owing during such six-month period shall be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination unless another compliant date is specified in the applicable Agreement.
(ii)For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Corporation reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Grantee has Separated from Service or employment shall be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A.
(iii)The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine, in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options and other stock rights subject to Section 409A. An election shall be made by filing an election with the Corporation (on a form provided by the Corporation) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Committee to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period).
(iv)The grant of Options and other Share rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A.
22.GENERAL PROVISIONS.
22.1The establishment of the Plan shall not confer upon any Eligible Person any legal or equitable right against the Corporation, any Subsidiary, or the Committee, except as expressly provided in the Plan.
22.2All grants and awards under the Plan are subject to the condition subsequent that an appropriate Agreement be signed by the parties.
22.3Neither the Plan nor any Agreement constitutes inducement or consideration for the employment or retention of any Eligible Person, nor are they a contract of employment or retention for a specific term between the Corporation or any Subsidiary and any Eligible Person. Participation in the Plan shall not give an Eligible Person any right to be retained in the service of the Corporation or any Subsidiary as an employee, a director or otherwise.
22.4The Corporation and its Subsidiaries may assume options, warrants, or rights to purchase shares issued or granted by other corporations whose shares or assets are acquired by the Corporation or its Subsidiaries, or which are merged into or consolidated with the Corporation or its Subsidiaries. Neither the adoption of this Plan, nor its submission to the shareholders, shall be taken to impose any limitations on the powers of the Corporation or its affiliates to issue, grant, or assume options, warrants, or rights otherwise than under this Plan, or to adopt other share option or restricted share plans or other incentives, or to impose any requirement of shareholder approval upon the same.
22.5Except as the Committee may otherwise provide, or as may otherwise be required by a deferral election pursuant to Article 14, the interests of any Eligible Person under the Plan are not subject to the claims of creditors and no Award and no right under any such Award may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution. Each Award or right under any Award shall be exercisable during the Grantee’s lifetime only by the Grantee, or if permissible under applicable law, by the Grantee’s guardian, legal representative, or, at the discretion of the Committee, to the Grantee’s designated beneficiary.
22.6The Board or the Committee may, in its sole discretion, delegate authority hereunder not already delegated by the terms hereof, including but not limited to delegating authority to select Eligible Persons, to grant Awards, to establish terms and conditions of Awards, or to amend, manage, administer, interpret, construe or vary the Plan or any Awards or Agreements, to the extent permitted by applicable law or administrative or regulatory rule.
22.7The Committee has the authority to grant Awards to Grantees who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy, or custom, while furthering the purposes of the Plan. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, or tax laws of various jurisdictions. Notwithstanding the foregoing, the Committee may not approve any sub-plan inconsistent with the terms or share limits in the Plan or which would otherwise cause the Plan to cease to satisfy any conditions under Rule 16b-3 under the 1934 Act.
22.8All Awards under the Plan shall be subject to any applicable share trading policies and other policies that may be approved or implemented by the Board or the Committee from time to time, whether or not approved before or after the Effective Date. All Awards and amounts payable under the Plan are additionally subject to the terms of any Clawback Policy. Further, to the extent permitted by applicable law, including without limitation Section 409A, all amounts payable under the Plan are subject to offset in the event that a Grantee has an outstanding clawback, recoupment or forfeiture obligation to the Corporation under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Corporation shall be entitled to recover from the Grantee the amount specified under the Clawback Policy to be clawed back, recouped or forfeited.
22.9Shares acquired by an Eligible Person under this Plan upon the exercise of an Option or Share Appreciation Right, upon a grant of a Restricted Share becoming nonforfeitable or upon settlement of a Restricted Share Unit or Performance Award may be subject to share retention guidelines or minimum holding requirements established by the Corporation.
22.10The Plan shall be governed, construed, and administered in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, and it is the intention of the Corporation that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Internal Revenue Code.
22.11Although it is the intent of PNC that this Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and

Section 409A and Section 422 of the Internal Revenue Code: (i) none of the Corporation, the Board or the Committee warrants that any Award under the Plan shall qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (ii) in no event shall any member of the Board or the Committee or PNC (or its employees, officers or directors) have any liability to any Grantee (or any other person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Section 409A or Section 422 of the Internal Revenue Code or for any tax, interest, or penalties the Grantee might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.